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                      RETAIL LEASE SERVICE PLAN AGREEMENT

                        PASSENGER CARS AND LIGHT TRUCKS

         Agreement executed April 3, 1987 by and between General Motors Acceptance Corporation ("GMAC") and Major Fleet and Leasing Corp. ("Lessor").

                                   WITNESSETH:

         WHEREAS, GMAC will from time to time grant permission to Lessor to lease to third persons motor vehicles in which GMAC has a security interest and Lessor desires to obtain the services of GMAC in respect of Lessor's leasing operation; and

         WHEREAS, GMAC is willing to extend the services under the terms and conditions set forth below;

         NOW, THEREFORE, it is agreed that:


A. Scope of Agreement

         This Agreement applies to the billing and collection by GMAC of certain rentals payable under leases (acceptable to GMAC) of motor vehicles, consisting of eligible passenger cars and light trucks having a gross vehicle weight of less than 15,000 pounds, in which GMAC has a security interest pursuant to a Security Agreement in a form acceptable to GMAC.


B. Procedure

         Credit investigation - Lessor shall furnish to GMAC the name and address of each prospective Lessee whose rental payments Lessor desires to be administered under this Agreement, together with any further information GMAC may reasonably request to enable it to investigate the credit standing of Lessee. Upon receipt of the information, GMAC shall conduct a credit investigation and notify Lessor whether it will administer Lessee's rentals under this Agreement.

         Documentation - Upon notification by GMAC that it will administer the rentals, Lessor shall furnish GMAC with:

         (1) An executed Security Agreement in the form provided by GMAC covering the motor vehicles leased; and

         (2) An executed copy of the completed Non Maintenance Lease Agreement in the form provided by GMAC together with any attachments; or

         (3) When the Non Maintenance Lease Agreement is not used, an executed copy of the completed lease agreement, including any attachments, together with an executed Acknowledgment of Notice of Assignment in the form provided by GMAC.

GMAC Services

         GMAC agrees to:

         1. Investigate the credit standing of each prospective Lessee designated by the Lessor;

         2. Bill each Lessee, whose rentals are administered under this Agreement, in advance for each monthly rental, except for the monthly rental for the first month of the lease term which will be collected by the Lessor upon delivery of the vehicle;

         3. Collect rentals and follow any Lessee in default for payment of past due rentals;

         4. Notify Lessor of each Lessee in arrears in excess of 45 days;

         5. Apply collected rentals, less monthly service charges, to Lessor's obligations to GMAC under the Security Agreement and remit monthly to the Lessor any excess as may be applicable to sales taxes and/or insurance premiums.

         6. Repossess a leased motor vehicle, in its own or Lessor's behalf, if, in the opinion of GMAC, repossession is necessary or desirable by reason of the Lessee's default under the lease;

         7. Return any leased motor vehicle to Lessor within 90 days after default in payment of the oldest rental payment remaining unpaid on the date the vehicle is returned to Lessor, provided, however, that GMAC will not be responsible to repossess and return any leased motor vehicle if it is unable to repossess the vehicle because of (a) Lessor's failure to have obtained a proper certificate of title when required by state law, or (b) an alleged breach by Lessor under its lease with the Lessee. In the event GMAC is unable to repossess because of any legal proceedings (bankruptcy, receivership, replevin, or other litigation) the running of the time period shall be suspended during such period, and

         8. In the event of repossession to reduce the Lessor's responsibility under Provision D for the unpaid balance under the Security Agreement governing any leased motor vehicle covered by deductible physical damage insurance, where physical damage in excess of the deductible is incurred prior to repossession, to the extent of one deductible not to exceed $250 for collision insurance and $100 for comprehensive insurance.


D. Lessor's Agreements

         Lessor understands and agrees that:

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         1. Lessor will forward to the appropriate governmental authorities promptly when due the sales taxes, if any, remitted to Lessor monthly by GMAC under Provision C(5) above.

         2. Lessor shall pay to GMAC am service charge with respect to each lease administered hereunder, which fee shall be deducted monthly from the applicable Lessee's payment prior to application of the surplus thereof as set forth in Provision C(5). The monthly service charge with respect to each lease shall be that in effect at the time the lease is accepted for administration by GMAC and shall not vary during the term of the lease. GMAC shall quote the fee applicable to new leases from time to time and on request.

         3. Lessor shall indemnify GMAC against and hold it harmless from any and all loss, liability, damages, costs and counsel fees in any way arising out of any claim or action by I a lessee or other party relating to a breach or alleged breach by Lessor under a lease covering a vehicle in which ' GMAC has or had a security interest.

         4. GMAC's assumption of responsibility pursuant to Provisions C(6), C(7) and C(8) is conditioned on the following:

                  a. That liability insurance coverage acceptable to GMAC with minimum limits of $100,000/$300,000 for bodily injury and $25,000 for property damage is provided under the lease and maintained during the term thereof.

                  b. That physical damage insurance, acceptable to GMAC and protecting its interest against the hazards of fire, theft, and collision, is provided under the lease and maintained during the term thereof.

                  c. That the Lessee was of legal age at the time the lease was executed.

                  d. That the leased motor vehicle is accurately identified in the lease.

                  e. That the security deposit, if any, obtained from the Lessee under the lease is exactly as specified therein.'

                  f. That the leased motor vehicle will be used exclusively by the Lessee or in his own business and not for hire.

                  g. That all disclosures required by law were made to the Lessee prior to execution of the lease.

         5. Lessor shall pay to GMAC the unpaid balance due under the applicable Security Agreement promptly upon the earliest of:

                  a. The 30th day following termination of the lease term (including extensions thereof approved by GMAC); or

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                  b.   the 30th day after Lessor obtains possession of the
                       vehicle for any reason unless the vehicle has been placed in lease with another Lessee approved by GMAC; or

                  c. the 30th day after loss of the vehicle by theft or similar cause if the vehicle is not recovered prior thereto; or

                  d. the 30th day after the vehicle is destroyed or so damaged as to be rendered unsuitable for repair and further rental; or

                  e.   the sale of the vehicle; or

                  f. otherwise in accordance with the terms of the Security Agreement.


E.       Payment in Full of Security Agreement

         GMAC's assumption of responsibility under this Agreement will terminate with respect to any leased motor vehicle upon payment in full of Security Agreement covering said vehicle, in which event GMAC shall reassign to Lessor its right to any rentals thereof.


F.       Substitution for Prior Agreement

         This Agreement shall terminate any Retail Lease Service Plan Agreement for passenger cars and light trucks presently in effect between GMAC and Lessor, provided that the rights and responsibilities of GMAC and Lessor under said Retail Lease Service Plan Agreement for passenger cars and light trucks with respect to rentals being administered thereunder on the date of this Agreement shall not be affected.


G.       Duration of Agreement

         This Agreement shall terminate 5 days after receipt by either party of written notice of termination. Termination shall not affect the rights and responsibilities of GMAC and Lessor with respect to rentals being administered under this Agreement at the effective termination date.

                                            MAJOR FLEET & LEASING CORP.
GENERAL MOTORS ACCEPTANCE CORPORATION       1044 NORTHERN BLVD.
                                            ROSLYN, NY 11576
EAB PLAZA - WEST TOWER                      By: /s/ Bruce Bendell
UNIONDALE, NY  11553                        Bruce Bendell, President
By: /s/ R.B. Mayer
R.B. Mayer, ASST. Secretary

                                            Notarized by: /s/ Jacquelynn Bruce
                                            Jacquelynn Bruce, Notary Public
                                            State of New York, No. 41-0463650-
                                            Queens County

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                                  SCHEDULE II
                                      TO
                              RESELLER AGREEMENT

                          RESELLER DISCOUNT SCHEDULE


I. Reseller Forecast; Initial Forecast; Discounts


         A) Reseller's business plan and Product purchase from is attached hereto as Attachment A. In accordance therewith, Reseller forecasts that in the Initial Term, Reseller shall purchase and take delivery of that quantity of Products, whose aggregate list price shall be no less than $3,000,000.

         B) In consideration of such forecast, all hardware Products on Purchase Orders placed by Reseller during the initial Term shall be discounted at a discount percentage of 40%. Programs and services are not entitled to any discount unless specifically noted as being eligible therefor on Summa Four's then current price list.

         C) Should this Agreement be extended either monthly or for additional terms after the Initial Term, the discount percentage which shall be applied to Hardware Products an all subsequent Reseller Purchase Orders accepted by Summa Four shall be that then current discount which Summa Four grants to other Reseller's which is associated with the actual level of Aggregate List Price Dollar purchases of Products shipped to Reseller in the preceding Term. Summa Four's current Discount Schedule is detailed below.


II. Discount schedule

          Aggregate Dollar Volume
          of Reseller Purchases In                 Discount Percentage
               Preceding Year                     On Hardware Purchases
              (in $thousands)
          -------------------------               ---------------------
         LESS than $100                                     0%
         $100-500                                          25%
         $500-1500                                         30%
         $1500-3000                                        35%
         $3000+                                            40%

                                           ADDENDUM A

                                  RESELLER SUPPORT OBLIGATIONS

1.0      RESELLER RESPONSBILITIES

RESELLER will be the primary customer contact point for questions, problems and assistance concerning the Products whether or not Products are under warranty or extended support from Summa Four. RESELLER shall provide support Services to its customers for the Products which shall include but not necessarily be limited to the following:

         a) telephone Customer response line to respond to questions regarding installation and use of the Products;

         b) telephone customer response line to respond to customer's suspected code defects and documentation error regarding installation and operation of the Products;

         c)  Product maintenance through Maintenance Modifications to customers;

         d)  RESELLER personnel are Summa Four support trained:

         e)  Have available an adequate supply of recommended spare parts;

         f) RESELLER to contact Summa Four Technical Support and obtain the appropriate Return Authorization (RA) prior to returning defective components, and

         g) RESELLER will provide general technical assistance and levels 1& 2 support as set in Section 3.1 and 3.2 below.


2.0      SUMMA FOUR RESPONSIBILITIES

Summa Four will provide Level 3 and general technical assistance as set forth In Article 3.3, below.

3.0      WORK SPECIFICATIONS

         3.1 RESELLER's customers will initiate requests for support by contacting RESELLER directly. The RESELLER representative will contact the request originator and initiate remedial action on the problem. RESELLER will perform the following Level I and Level 2 support responsibilities:

                 Level I support is defined as a problem which is completely disabling a previously working service or one which is preventing Reseller's customer from using a service. Level I support includes, but is not limited to:

                  a)   create the Problem Description (PD);

                  b) call the customer and obtain a description of the problem and verify its severity;

                  c)   search the RESELLER data base for known problems,

                  d)   provide available resolution if known problem;

                  e)   recommend local RESELLER assistance as required;

                  f) it no resolution, pass PD to Level 2; and update PD, documenting Level I actions;

                 Level 2 support Is defined as a problem which is imputing a Reseller customer's ability to provide a stable service, or which is preventing the launch of a new service for which there is no viable workaround. Second level support includes, but is not limited to:

                  a)   receive the PD from Level 1;

                  b) analyze the problem symptoms and gather additional data from customer as required;

                  c)   search the RESELLER database for known problems;

                  d)   provide available resolution if known problem;

                  e)   recommend local RESELLER assistance as required;

                  f) recreate problem on RESELLER Test System, if possible or at customer site via remote access;

                  g) determine if error is due to improper installation of the Products by the customer;

                  h) determine if suspected error is due to peripheral or other 3rd party equipment or software at the customer location or as part of the integrated system;

                  i) ttempt bypass at circumvention for high impact problems, i.e., Severity I and 2;

                  j) if no resolution and problem appears to be a newly discovered code or documentation error, create Escalated Problem Description (EPD) record,

                  k) if suspected error appears to be in a Licensed Program(s), notify Summa Four of the EPD providing problem description and supporting documentation and materials.

                  l) at Summa Four's request, RESELLER will assist in obtaining additional information or materials from customer to support EPD, problem Source Identification and problem resolution;

                  m)   update EPD documenting Level 2 actions; and

                  n) RESELLER will provide detailed product and problem information to Summa Four as a prerequisite to invoking Level 3 Support. Such information should include, but not limited to, system serial number, location, problem description and print out of error log, updated EPD and a list describing what RESELLER attempts were made to fix problem.

         3.3 Summa Four will perform the following Level 3 support responsibilities to the extent such Products are under warranty to RESELLER or covered under an extended support Agreement with RESELLER.

                 Level 3 support is defined as a problem which is affecting (but not preventing) the customer's ability to operate or support their network and which may be addressed by Summa Four in a subsequent Program maintenance release, Typically a functional or configuration matter that can be worked-around Level 3 support includes but may not be limited to:

                  a) receive the EPD from RESELLER, supporting documentation and materials and issue a call ticket number, 30 minute telephone response time on a 7 day by 24 hours to emergency calls. The Summa Four support center is staffed 8am to 5pm, Monday through Friday Eastern Time for all other call requests;

                  b) analyze the problem symptoms and diagnose the suspected error;

                  c) notify RESELLER Level 2 Support if additional information materials or documentation is required;

                  d) attempt to recreate the problem on Test System, if required;

                  e) assist RESELLER In attempting to develop a workaround or circumvention for high impact problems e.g., Severity 1 and 2;

                  f) determine if maintenance modifications are required to the Licensed Program(s);

                  g) if maintenance modifications are required to the Licensed Program(s), and such modifications are agreed to be provided, Summa Four will provide code correction to RESELLER;

                  h) return call documentation to RESELLER with one of the defined PD Closing Codes assigned, including text describing the resolution of the error. In the event a code error was found, provide the rational for the closing of the ticket number;

                  I) Provide final documentation for the purpose of updating or closing the trouble ticket, when appropriate;

                  j) receive from RESELLER technical questions (regardless of whether severity Level 1, 2 or 3) and supporting documentation and materials;

                  k)   analyze the technical questions and provide answers;

                  1) provide technical backup support to RESELLER on Products including assistance in Problem Determination, Problem Source Identification and Problem Diagnosis. In addition Summa Four shall provide assistance in answering questions that may arise concerning the operation and use of the Licensed Program(s) that cannot be resolved by RESELLER;

                  m) In accordance with Summa Four's then current standard operating procedures, Summa Four may provide a corrected version of the Licensed Program(s) that includes all maintenance modifications to the Licensed Program(s), if available, Additional corrected versions of the Licensed Program will be provided as determined by Summa Four and based upon the severity of the problem.

                  n) Summa Four will maintain procedures to endeavor to ensure that new fixes are compatible with previous fixes;

                  p) packaging of maintenance modifications and migration code will be done as mutually agreed to by RESELLER and Summa Four; and

                  q) If on site Summa Four support is requested by RESELLER, Summa Four will respond on a best efforts basis but within two business days, and RESELLER will be billed at the then current and published rates and charges. Such response time is limited to critical, Severity I problems.

                                                        Effective Date: 3/19/97
                                                             Agreement No.: 365



                                 ADDENDUM "B"
                                      TO
                              RESELLER AGREEMENT

                          RESELLER ORDERING LOCATIONS

In accordance with section 19 of the above referenced Agreement, the following Reseller subsidiaries may place orders under this Agreement. As such, each such subsidiary shall be subject to the terms and conditions of this
Agreement:


1.____________________________________________________________

2.____________________________________________________________

3.____________________________________________________________

4.____________________________________________________________

5.____________________________________________________________

                                                        Effective Date: 3/19/97
                                                             Agreement No.: 365

                                  ADDENDUM C
                                      TO
                              RESELLER AGREEMENT

                          INTERNATIONAL TRANSACTIONS

In accordance with Section 20.3 of the above referenced Agreement, the following international subsidiaries of Reseller which are identified on Addendum A may place orders subject to the following additional conditions:

         1. All Products shall be shipped by Summa Four, EXW Summa Four's Factory, Manchester New Hampshire.

         2. In addition to Reseller's responsibility for all costs, expenses and charges identified in Section 2.1 of the above referenced Agreement; Reseller also agrees to be liable for all other costs and expenses associated with the export or import of such Products (excluding the cost to obtain any required export licenses from the United States) including any duties, value added taxes (VAT) or other local charges,

         3. Notwithstanding the payment terms of Section 7 and unless otherwise agreed by Summa Four all payments shall be made in U.S. dollars through a confirmed, irrevocable sight letter of credit drawn on a U.S. bank (of Summa Four's choice) in form and substance satisfactory to Summa Four.

         4. Reseller acknowledges that all Products and/or Proprerty Information which may be provided hereunder are of United States Origin and are licensed for use only in the country of original destination and as such, are subject to all applicable United States Government Laws and regulations governing or relating to the export of such Products from the U.S.

             Furthermore, Reseller acknowledges that it shall comply fully with all such export/re-export related laws and regulations (including local country regulations or other applicable multinational conventions) which may be applicable to the Reseller's import, use, resale or re-export of such Products from such country of original destination.

         5. Reseller's obligations stated above shall survive termination or expiration of this Agreement

             a. Type Approvals. Reseller acknowledges that Summa Four makes no representations or warranties that the Products comply with any local country telecommunications approvals, safety or other standards (Type Approvals) which may be established from time to time by the local PTT or other authorities.